Exhibit 10.1

ADAPTEC

2005 DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

TABLE OF CONTENTS

(continued)

ADAPTEC

2005 DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

Adaptec, Inc. has adopted this deferred compensation plan, effective January 1, 2005, entitled the Adaptec 2005 Deferred Compensation Plan (the “Plan”).  Adaptec also maintains another deferred compensation plan, entitled the Adaptec Deferred Compensation Plan, which was most recently amended and restated in its entirety, effective July 21, 2004, and which was frozen effective December 31, 2004.

The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees of Adaptec and its subsidiaries.  The Plan is intended to be a nonqualified deferred compensation plan.  Accordingly, it is intended that the Plan be exempt from the requirements of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pursuant to Sections 201(2), 301(a)3) and 401(a)(1) of ERISA. This Plan is intended to meet the applicable requirements of the American Jobs Protection Act of 2004.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1           “Account and Sub Account” “Account” means the book entry account established under the Plan for each Participant to which the Participant’s Salary Deferral Amounts, AIP Deferral Amounts, VIP Deferral Amounts, MIP Deferral Amounts, any Additional Contributions made by the Employer pursuant to Article III, and the Interest with respect thereto shall be credited.  Such Account balance shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) and any charges that may be imposed on such Account pursuant to the terms of the Plan.

In addition, a “Sub Account” may be established under the Plan for each Participant who is (i) actively employed by the Employer, (ii) receiving distributions pursuant to a Benefit Distribution Election, and (iii) elects to make Salary deferrals and/or deferrals of amounts payable under the AIP, VIP and/or MIP to this Plan or is receiving Additional Contributions.  Such “Sub Account” shall be a book entry account established under the Plan for each such Participant to which the Participant’s Salary Deferral Amounts, AIP Deferral Amounts, VIP Deferral Amounts, MIP Deferral Amounts, any Additional Contributions made by the Employer pursuant to Article III, and the Interest with respect thereto shall be credited.  Such Sub Account balance shall separately be reduced by any distributions made to the Participant or the

Participant’s Beneficiary(ies) and any charges that may be imposed on such Sub Account pursuant to the terms of the Plan.

Account and Sub Account may be referred to herein collectively as “Accounts.”

1.2           “Adaptec” means Adaptec, Inc., a Delaware corporation and any successor organization thereto.

1.3           “AIP”  means the Adaptec Incentive Plan, as amended from time to time.

1.4           “Additional Contribution” means an Additional Contribution, contributed by the Employer on behalf of a Participant pursuant to Article III.

1.5           “AIP Deferral Amount” means the amount or percentage of bonus or incentive payments that an Eligible Employee is entitled to under the AIP and elects to contribute to the Plan pursuant to a valid Election form in accordance with the provisions of Article III.

1.6           “Benchmark Fund” means one or more of the mutual funds or contracts selected by the Deferred Compensation Committee pursuant to Section 4.3(a).

1.7           “Beneficiary” means one, some, or all (as the context shall require) of those persons, trusts or other entities designated by a Participant to receive the undistributed portion of his/her Accounts following the Participant’s death.

1.8           “Benefit Distribution Election” means the form of election, as prescribed by the Plan Administrator and as may be modified from time to time, upon which a Participant shall designate his/her Distribution Date.

1.9           “Benefits” means the amount(s) credited to Participant’s Accounts.

1.10         “Board of Directors” or “Board” means the Board of Directors of Adaptec.

1.11         “Change of Control” means (i) a “change in the ownership of a corporation” (ii) a “change in effective control of a corporation” or (iii) a “change in the ownership of a substantial portion of a corporations’ assets” as such terms are defined in guidance issued by the Secretary of the Treasury or Internal Revenue Service pursuant to Section 885(e) of the American Jobs Creation Act of 2004, including, Notice 2005-1, Section B, Q&As 11-14.

1.12         “Code” means the Internal Revenue Code of 1986, as amended.

1.13         “Deferred Compensation Committee” means the committee appointed by the Board which shall function as the Plan Administrator and which shall be composed of the individuals serving the Company in the following positions:

(a)           Chief Executive Officer of Adaptec

(b)           The senior executive of Adaptec responsible for Human Resources

(c)           Manager, Employee Benefits

1.14         “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article V.

1.15         “Effective Date” means January 1, 2005.

1.16         “Election” means the form on which a Participant elects to make Salary deferrals and/or deferrals of amounts payable under the AIP, VIP and/or MIP to this Plan.  Such Election shall be in a form prescribed by the Plan Administrator as it may be modified from time to time.

1.17         “Eligible Employee” means an employee of the Employer who is a member of a select group of management or highly compensated employees as more particularly described in Article II and who has been designated by the Plan Administrator, in the Plan Administrator’s sole discretion, to be eligible to participate in the Plan and shall also include every non-employee member of the Board of Directors.

1.18         “Employer” means Adaptec or a subsidiary thereof that has adopted this Plan with the approval of Adaptec.

1.19         “Interest” means the investment return or loss determined in accordance with Article IV, which shall be credited to the Participant’s Accounts.

1.20         “Interest Rate” shall have the meaning set forth in Section 4.3(c).

1.21         “MIP” means the Management Incentive Plan adopted by the Company in July 2004, as it may be amended from time to time.

1.22         “MIP Deferral Amount” means the amount or percentage of bonus or incentive payments that an Eligible Employee is entitled to under the MIP and elects to contribute to the Plan pursuant to a valid Election form in accordance with the provisions of Article III.

1.23         “Participant” means an Eligible Employee who has elected to participate in the Plan by executing an Election form.  A Participant shall also mean an Eligible Employee for whom Additional Contributions are made, regardless of whether such Eligible Employee has executed an Election form.

1.24         “Plan” means this Adaptec 2005 Deferred Compensation Plan, as it may be amended from time to time.

1.25         “Plan Administrator” means the Deferred Compensation Committee selected to administer this Plan and to take such other actions as may be specified herein.

1.26         “Plan Year” means the calendar year.

1.27         “Retirement with the Consent of the Employer” means a Participant’s voluntary termination of employment or ceasing to serve as a non-employee member of the Board, if prior to the date employment is terminated or Board membership ceases the Participant completed at least five years of service for the Employer, including service for any subsidiary or former subsidiary either as an Employee or member of the Board.

1.28         “Salary”  means the base salary paid by the Employer, but shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, bonuses, commissions, overtime, incentive payments, non-monetary awards and other forms of additional compensation.  In the case of a Participant who is a non-employee member of the Board, “salary” shall mean all cash compensation for service as a member of the Board.

1.29         “Salary Deferral Amount” means the Salary Deferral Amount which the Participant elects to contribute to the Plan pursuant to a valid Election form in accordance with the provisions of Article III.

1.30         “Termination Event” means the termination of the Participant’s employment with the Employer or ceasing to be a member of the Board for any reason, including termination or cessation in the event of Total Disability but not including the Participant’s Retirement with the Consent of the Employer.

1.31         “Total Disability” a Participant shall be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period, of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer.

1.32         “Trust” means the legal entity created by the Trust Agreement.

1.33         “Trust Agreement” means that trust agreement entered into between Adaptec and Putnam Fiduciary Trust Company, effective April 1, 2002, as amended effective January 1, 2005, as it may subsequently be amended from time to time.

1.34         “Trustee” means the original Trustee(s) named in the Trust Agreement and any duly appointed successor(s) thereto.

1.35         “VIP” means the Variable Incentive Plan maintained by Adaptec, as it may be amended from time to time.

1.36         “VIP Deferral Amount” means the amount or percentage of bonus or incentive payments that an Eligible Employee is entitled to under the VIP and elects to contribute to the Plan pursuant to a valid Election form in accordance with the provisions of Article III.

ARTICLE II

ELIGIBILITY

2.1           Eligibility.  Eligibility for participation in the Plan shall be limited to non-employee members of the Board and to key management or highly compensated employees of the Employer who are selected by the Plan Administrator, in its sole discretion, to participate in the Plan.  Individuals who are in this select group shall be notified as to their eligibility to participate in the Plan.  For purposes of the Plan, the phrase “select group of management or highly compensated employees” shall include those individuals employed as directors and those individuals employed in positions at a higher level, all as determined by the Plan Administrator.

2.2           Commencement of Participation.  An Eligible Employee may begin participation in the Plan upon the Eligible Employee’s submission of a valid Election form pursuant to Article III.  In order to commence Salary deferrals and/or deferrals of amounts payable under the AIP, VIP and/or MIP, the Election form must be returned to the Plan Administrator within thirty (30) days of the date an individual first becomes an Eligible Employee; otherwise the Election form must be returned to the Plan Administrator in advance of the next subsequent Plan Year, in accordance with rules and procedures established by the Plan Administrator.

2.3           Cessation of Participation.  Active participation in the Plan shall end when a Participant’s employment terminates for any reason.  No contributions to the Plan shall be made with respect to compensation paid after such termination date.  Upon termination of employment, a Participant shall remain an inactive participant in the Plan until all of the Benefits to which he or she is entitled under this Plan have been paid in full.

2.4           Suspension of Participation.  A Participant who is employed by a subsidiary which has not adopted the Plan shall be a suspended Participant.  No contributions to the Plan shall be made on behalf of a suspended Participant.  Except as otherwise provided in this Article II, a suspended Participant shall continue to participate in the Plan in accordance with its terms.

ARTICLE III

DEFERRALS AND CONTRIBUTIONS

3.1           Deferral Elections Generally.  Each Participant must complete a deferral Election in the form and manner specified by the Committee for each Plan Year with respect to which he or she wishes to defer all or part of his or her Salary or payment under the AIP, VIP and/or MIP.  The Salary Deferral Amount, AIP Deferral Amount, VIP Deferral Amount and/or MIP Deferral Amount shall not be paid to the Participant, but shall be withheld and shall be credited to the Participant’s Account or Sub Account (as appropriate).  To be effective, each such deferral Election must satisfy the following rules:

(a)           The deferral Election form must be signed and dated by the Participant, specify the deferral amount or percentage and comply with such other rules and procedures established by the Plan Administrator.

(i)            A Participant who is a non-employee member of the Board may elect to reduce his or her Salary by 50% or 100% as set forth in a written Election filed with the Plan Administrator.

(b)           All deferral Elections are irrevocable throughout the Plan Year for which they are made.  An Election to stop deferrals or to change the Salary Deferral Amount, AIP Deferral Amount, VIP Deferral Amount and/or MIP Deferral Amount will take effect on the first day of the Plan Year that is at least 20 days (or such lesser number of days as the Plan Administrator may specify) after the date the new valid Election form is filed with the Plan Administrator.  Notwithstanding the foregoing, in accordance with Notice 2005-1, a Participant may either terminate participation in the Plan or cancel an Election to defer Salary or payments under the AIP, VIP, and/or MIP which are subject to Code Section 409A, provided such termination or cancellation is filed on or before December 20, 2005, in accordance with the rules and procedures established by the Plan Administrator.  The amounts subject to any such termination or cancellation shall be includible in income of the Participant in calendar year 2005 or, if later, the Participant’s taxable year in which the amount is earned and vested (as defined in Notice 2005-1, Q&A 16).

(c)           The deferral Election must generally be received by the Plan Administrator before the beginning of the Plan Year in which the Salary, AIP, VIP and/or MIP is earned; provided, however, in the case of a newly-eligible Eligible Employee, the deferral Election form (i) must be received by the Plan Administrator within thirty (30) days of the date on which the Eligible Employee becomes eligible, and (ii) will be effective with respect to Salary, AIP, VIP and/or MIP earned after the Election.

3.2           Limitations on Deferrals.  A Participant’s Salary, AIP, VIP, and/or MIP Deferral Amount shall be limited as follows:

(a)           The Salary Deferral Amount, AIP Deferral Amount, VIP Deferral, and/or MIP Deferral Amount elected by the Participant shall be reduced by the amount(s), if any, which may be necessary:

(i)            To satisfy all applicable income and employment tax withholding and FICA contributions;

(ii)           To pay all contributions elected by the Participant pursuant to applicable Adaptec health, welfare and fringe benefit programs; and

(iii)          To satisfy all garnishments or other amounts required to be withheld by applicable law or court order.

(b)           Any withholding or Salary deferral elections made under an Employer sponsored 401(k) plan shall be determined based on the Participant’s compensation after reduction for the Salary Deferral Amount, AIP Deferral Amount, VIP Deferral Amount, and/or MIP Deferral Amount contributed to this Plan.

3.3           Additional Contributions.  Additional Contributions may be credited to a Participant’s Account or Sub Account (as appropriate) in such amounts and at such times as the Employer may, in its sole discretion, determine and communicate to the Participant.  The Employer shall be under no obligation to continue to credit Additional Contributions and may discontinue or change the amount or method of calculating the amount of such Additional Contributions at any time.

3.4           No Withdrawal.  Except as provided in Section 5.3 below, amounts credited to a Participant’s Accounts may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.

ARTICLE IV

ACCOUNTS

4.1           Account and/or Sub Account.  An Account shall be established and maintained for each Participant.  The Participant’s Account shall be credited with the Participant’s Salary Deferral Amount, AIP Deferral Amount, VIP Deferral Amount, MIP Deferral Amount and Additional Contributions, if any, made on behalf of each Participant.  The Participant’s Account shall be credited (debited) with the applicable Interest, as set forth in Section 4.2.  The Participant’s Account shall be reduced by distributions therefrom and any charges which may be imposed on the Account pursuant to the terms of the Plan.

A “Sub Account” may be established under the Plan for each Participant who is (i) actively employed by the Employer, (ii) receiving distributions pursuant to a Benefit Distribution Election, and (iii) elects to make Salary deferrals and/or deferrals of amounts payable under the AIP, VIP and/or MIP to this Plan or is receiving Additional Contributions.  The Participant’s Sub Account shall be credited (debited) with all applicable Interest, as set forth in Section 4.2.  The Participant’s Sub Account shall separately be reduced by any distributions therefrom and any charges that may be imposed on such Sub Account pursuant to the terms of the Plan.

4.2           Interest Credited to Accounts at Least Monthly.  Each Account or Sub Account (as appropriate) shall be credited (debited) monthly, or more frequently as the Committee may specify, in an amount equal to the Account or Sub Account (as appropriate) balance on the last day of the prior accounting period multiplied by the Interest Rate.

4.3           Determination of Interest Rate.

(a)           The Deferred Compensation Committee shall designate the particular funds or contracts which shall constitute the Benchmark Funds, and may, in its sole discretion, change or add to the Benchmark Funds.

(b)           Each Participant may select among the Benchmark Funds and specify the manner in which his or her Accounts shall be deemed to be invested, solely for purposes of determining the Participant’s Interest Rate.  The Deferred Compensation Committee shall establish and communicate the rules, procedures and deadlines for making and changing

Benchmark Fund selections.  The Employer shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.

(c)           The Interest Rate is the investment return, net of administrative fees and investment management fees and other applicable fees or charges for a specified accounting period, of the Benchmark Fund(s) designated by Participant and other applicable fees or charges.  The Interest Rate may be negative if the applicable Benchmark Fund(s) sustained a loss during the specified accounting period.

ARTICLE V

BENEFITS

5.1           Distributions.

(a)           Timing of Distribution.  The amounts credited to a Participant’s Account or Sub Account shall be paid (or payment shall commence) within a reasonable time after:

(i)            If the Participant is currently employed by the Employer the Benefit Distribution Date, as defined in Section 5.1(b), on which the Participant elected to receive a distribution of Benefits from his/her Account or Sub Account; or

(ii)           If the Participant has retired with the Consent of the Employer, the Benefit Distribution Date, as defined in Article 5.1(b), on which the Participant elected to receive a distribution of Benefit, or, if no such Benefit Distribution Election is then in effect, six (6) months (or as soon as administratively feasible thereafter) after the date of such Retirement with the Consent of Employer; or

(iii)          If the Participant has a Termination Event, six (6) months (or as soon as administratively feasible thereafter) after the date of such Termination Event;

(iv)          The date of the death of the Participant;

(v)           A Change of Control Event.

(b)           Benefit Distribution Date.

(i)            One-Year Advance Election.  A Participant may elect a Distribution Date by filing a Benefit Distribution Election form at the time of the deferral Election form in such manner as the Plan Administrator shall specify.  Such Benefit Distribution Election form shall specify a Distribution Date which shall be at least one year from the date the Benefit Distribution Election is delivered to the Plan Administrator.  Except as otherwise provided in this Article V, the Benefit Distribution Election shall apply to all amounts credited to a Participant’s Account on the Distribution Date designated therein, or to such lesser dollar amount as may be specified in the Benefit Distribution Election form.  A separate Benefit Distribution Election form must be made with respect to any Sub Account.  Except as otherwise provided in this Article V, a Benefit Distribution Election made with respect to a Participant’s Account shall not apply to the Participant’s Sub Account.

(ii)           Revocation or Amendment of Benefit Distribution Election.  A Participant may revoke and/or amend a Benefit Distribution Election previously made only in accordance with the rules under Code section 409(A).  Generally, a subsequent election pursuant to this Section 5.1(b)(ii):  (A) cannot take effect for twelve (12) months, (B) must occur at least twelve (12) months before the first scheduled payment under a payment at a specified Distribution Date elected pursuant to Section 5.1(b)(i), and (C) must defer a previously elected Distribution Date at least five (5) additional years.

(c)           Termination Event.  Notwithstanding any prior Benefit Distribution Election, if the Participant has a Termination Event other then a Retirement with the Consent of the Employer, distribution of the Participant’s Accounts shall commence six (6) months (or as soon as administratively feasible thereafter) after the Termination Event.

(d)           Change of Control Event.  In the event of a Change of Control, all Accounts shall be distributed as soon as administratively feasible after the Change of Control.

5.2           Methods of Distribution.

(a)           Method of Distribution While Actively Employed or Following a Retirement with the Consent of the Company.  If a distribution of the Participant’s Benefits commences while he or she is actively employed by the Employer pursuant to the Participant’s Benefit Distribution Election or because the Participant’s termination of employment satisfies the requirements for Retirement with the Consent of the Company, then such Participant’s Accounts shall be paid in one of the following methods specified in his or her most recent valid Election form filed with the Plan Administrator:

(i)            a single lump sum payment;

(ii)           two payments, on the dates and in the amounts specified in the Participant’s Election;

(iii)          in twenty (20) substantially equal quarterly payments; or

(iv)          in forty (40) substantially equal quarterly payments.

For purposes of this provision, substantially equal payments shall be determined by dividing the Participant’s Account balance by the number of payments remaining.

(b)           Method of Distribution Following a Termination Event or Death.  If a distribution of Benefits is made on account of a Termination Event or the death of a Participant, the Participant’s Accounts shall be distributed in a lump sum payment.

(c)           Method of Distribution Following a Change of Control.  Generally, all Accounts shall be paid in a lump sum payment following a Change of Control.  Notwithstanding the foregoing, if a lump sum payment will result in an “excess parachute payment”, as that term is defined in the Code, the Plan Administrator, in its sole discretion, may determine that payment shall be made by some other method.

5.3           Financial Hardship Withdrawal.  With the consent of the Plan Administrator, a Participant may withdraw up to one hundred percent (100%) of the amount credited to his or her Accounts as may be required to meet a sudden unforeseeable financial emergency of the Participant in accordance with Code Section 409A.  Such hardship distribution shall be subject to the following provisions.

(a)           The hardship withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn from the Participant’s Accounts than is required to relieve the financial need after taking into account other resources that are reasonably available to the Participant for this purpose.

(b)           The Participant must certify that the financial need cannot be relieved:  (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by discontinuing the Participant’s Salary deferrals and deferrals of amounts payable under the AIP, VIP and MIP; or (iv) by borrowing from commercial sources on reasonable commercial terms.

(c)           An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness or accident of Participant or of a dependent of Participant (as defined in section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.  Neither the need to pay tuition expenses on behalf of the Participant or the Participant’s spouse or children nor the desire to purchase a home shall be considered an unforeseeable emergency.

(d)           The Plan Administrator, in its sole discretion, shall determine if there is an unforeseeable financial emergency, if the Participant has other resources to satisfy such emergency and the amount of the hardship withdrawal that is required to alleviate the Participant’s financial hardship.

(e)           A Participant shall be prohibited from making any further Salary deferrals or deferrals of amounts payable under the AIP, VIP or MIP and the Employer shall not make any Additional Contributions pursuant to the Plan for the remainder of the Plan Year in which a financial hardship withdrawal occurs.

5.4           Limitation on Distributions to Covered Employees.  Notwithstanding any other provision of this Article V, in the event that the Participant is a “covered employee” as defined in section 162(m)(3) of the Code, or would be a covered employee if the Benefits were distributed in accordance with his or her Benefit Distribution Election or hardship, the maximum amount which may be distributed from the Participant’s Accounts, in any Plan Year, shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan

Year which is not “performance-based” (as defined in Code section 162(m)(4)(C)), which amount shall be reasonably determined by the Plan Administrator at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 5.4.

5.5           Tax Withholding.  All payments under this Article V shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable to such payments.

ARTICLE VI

BENEFICIARIES

6.1           Designation of Beneficiary.  The Participant shall have the right to designate on such form as may be prescribed by the Plan Administrator, one or more Beneficiaries to receive any Benefits due under Article V which may remain unpaid on the date of the Participant’s death.  The Participant shall have the right at any time to revoke such designation and to substitute one or more other Beneficiaries in accordance with the rules and procedures established by the Plan Administrator.

6.2           No Designated Beneficiary.  If, upon the death of the Participant, there is no valid Beneficiary designation, the Beneficiary shall be the Participant’s surviving spouse.  In the event there is no surviving spouse, then the Participant’s Beneficiary shall be the Participant’s estate.

ARTICLE VII

TRUST OBLIGATION TO PAY BENEFITS

7.1           Deferrals Held in Trust.  An amount equal to the Salary Deferral Amount, AIP Deferral Amount, VIP Deferral Amount, MIP Deferral Amount and Additional Contributions, if any, made by or on behalf of the Participant shall be transferred to the Trustee within thirty (30) days after the applicable pay period to be held pursuant to the terms of the Trust Agreement.

7.2           Benefits Paid From Trust.  All benefits payable to a Participant hereunder shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Employer to the extent the assets in the Trust are insufficient to pay a Participant’s Benefits as provided under this Plan.

7.3           Trustee Investment Discretion.  The Benchmark Funds established pursuant to Section 4.3 shall be for the sole purpose of determining the Interest and neither the Trustee nor the Employer shall have any obligation to invest the Participant’s Accounts in the deemed investment options or in any other investment.

7.4           No Secured Interest.  Participants and their Beneficiaries, heirs, successors and  assigns shall have no legal or equitable rights, claims or interest in any specific property or assets of the Employer or the Trust.  The assets of the Trust shall be subject to the claims of creditors of the Employer.  The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer and except as provided in the Trust Agreement, the Participant (or the Participant’s Beneficiary) shall be a general unsecured creditor of the Employer with respect to the payment of Benefits under this Plan.

ARTICLE VIII

PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

8.1           Plan Administration.  As Plan Administrator, the Deferred Compensation Committee shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect.  Not in limitation, but in amplification of the foregoing, the Deferred Compensation Committee shall have the power and authority to:

(a)           Construe the Plan and to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of Eligible Employees, amounts of credits, allocation of assets, method of payment, and participation and benefits under the terms of the Plan;

(b)           Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to Elections and Benefit Distribution Elections;

(c)           Establish the rules and procedures by which the Plan will operate;

(d)           Construe and interpret the Plan and Trust Agreement and adopt rules for Plan administration that are consistent with the terms of the Plan documents;

(e)           Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

(f)            Adopt amendments to the Plan document and/or the Trust Agreement which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Deferred Compensation Committee shall not have the authority to adopt any Plan amendment that will result in increased Employer contributions or substantially increased administrative costs unless such amendment is contingent upon ratification by the Board before becoming effective;

(g)           Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Deferred Compensation

Committee under the Plan as the Deferred Compensation Committee determines to be necessary and appropriate, including but not limited to actuaries, attorneys, accountants, and benefit, financial and administrative consultants;

(h)           Select, review and retain or change the Benchmark Funds used to determine the Interest Rate; in its sole discretion, the Committee may delegate the power, authority and responsibility set forth in this Section 8.1(h) to the Investment Committee appointed pursuant to the Adaptec, Inc. Savings and Retirement Plan;

(i)            Direct the investment of assets of the Trust; and

(j)            Direct the Trustee and review the performance of the Trustee with respect the Trustee’s duties, responsibilities and obligations under the Plan and Trust Agreement.

8.2           Decisions of the Deferred Compensation Committee.  Decisions of the Deferred Compensation Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries.

8.3           Exclusive Benefit.  The Deferred Compensation Committee shall perform its duties under the Plan solely in the interest of the Participants and their Beneficiaries.  Any discretion granted to the Deferred Compensation Committee shall be exercised in accordance with rules and policies established by the Deferred Compensation Committee.

8.4           Plan Amendment.  This Plan may be amended by Adaptec at any time in its sole discretion upon an action of at least two-thirds (2/3) of the members of the Deferred Compensation Committee; provided, however, that no amendment may be made which would alter the nature of a deferral Election or Benefit Distribution Election or which would reduce the amount credited to a Participant’s Accounts on the date of such amendment; and provided further that no amendment which would affect the Trustee’s obligation may be made without the Trustee’s consent.

8.5           Plan Termination.  Adaptec, by action of its Board and with the approval of two-thirds (2/3) of the members of the Deferred Compensation Committee reserves the right to terminate the Plan in its entirety at any time upon fifteen (15) days notice to the Participants.  If the Plan is terminated, all benefits shall be paid as set forth in Sections 5.1 and/or 5.2.  Any amounts remaining in the Trust after all benefits have been paid shall revert to the Employer.

8.6           Additional Power and Responsibility Following a Change of Control.  In the event of a Change of Control, the Plan may be amended and/or terminated only by a majority vote of the Deferred Compensation Committee.  Additionally, the successor to Adaptec shall have no right to dismiss any member of the Deferred Compensation Committee or add members to the Deferred Compensation Committee without the express consent of a majority of the Deferred Compensation Committee members.  Such limitations on the rights of any successor corporation or business entity shall take effect on the date of the Change of Control and shall remain in effect for a period of twelve (12) months following the Change of Control unless a majority of the members of the Deferred Compensation Committee agrees to withdraw these limitations earlier.

ARTICLE IX

MISCELLANEOUS

9.1           No Assignment.  The right of any Participant, any Beneficiary, or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

9.2           Successors.  This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

9.3           No Employment Agreement.  Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an employee.

9.4           Attorneys’ Fees.  If the Employer, the Participant, any Beneficiary, the Trustee and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

9.5           Arbitration.  Any dispute or claim relating to or arising out of this Plan shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California.

9.6           Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of California.

9.7           Entire Agreement.  This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those as set forth or provided for herein.

IN WITNESS WHEREOF, the undersigned certifies that the foregoing is the Adaptec 2005 Deferred Compensation Plan, effective as of January 1, 2005.

ADAPTEC, INC.

Dated: August 25, 2005	By: /s/ Shirley B. Olerich
Title: Vice President, Human Resources